EXHIBIT 8.1



February 25, 2002

United Fidelity Finance, LLC
18 N. W. Fourth Street
P. O. Box 1347
Evansville, Indiana  47706-1347

         Re: Form S-3 Shelf Registration Statement (No. 333-73290) Registering $110,000,000 of Asset Backed Securities (Consisting of Notes and/or Certificates)

         We have acted as tax counsel to United Fidelity Finance, LLC, an Indiana limited liability corporation (the "Registrant"), in connection with the proposed offering to the public of a series of asset backed securities (consisting of notes and/or certificates) by various trusts created from time to time by the Registrant (the "Asset Backed Securities"). We have advised the Registrant with respect to certain federal income tax consequences of the proposed offering of the Asset Backed Securities. This advice relating to the proposed offering of the Asset Backed Securities is set forth under the heading "Federal Income Tax Consequences" in the Prospectus, which is a part of the Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 (the "Act"). Such advice does not purport to discuss all possible federal, state, local or foreign tax consequences of the proposed offering of the Asset Backed Securities.

         We hereby consent to the use of our name under the caption "Federal Income Tax Consequences" in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of
Section 11 of the Act or that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            KRIEG DEVAULT LLP